Exhibit 99.2

Certain Information Regarding EchoStar Corporation

Selected Full Year 2016 Estimated Results

Set forth below are preliminary estimates for financial results for the twelve months ended December 31, 2016 for (i) the economic performance of the residential retail satellite broadband business of the Hughes segment of EchoStar Corporation (“EchoStar”), including certain operations, assets and liabilities attributed to such business (collectively, “HRG”), and (ii) revenue and EBITDA for the EchoStar Technologies segment of EchoStar.  Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the twelve months are finalized.

For the twelve months ended December 31, 2016, we expect the HRG revenue to be in the range of approximately $626 million to $658 million and net loss to be in the range of approximately ($3 million) to ($4 million).  For the twelve months ended December 31, 2016, we expect the HRG EBITDA to be in the range of approximately $121 million to $133 million.

For the twelve months ended December 31, 2016, we expect our EchoStar Technologies segment revenue to be in the range of approximately $1,218 million to $1,280 million.  For the twelve months ended December 31, 2016, we expect our EchoStar Technologies segment EBITDA to be in the range of approximately $85 million to $94 million.

			2016
(in millions)	2014	2015	Low Estimate	High Estimate
HRG
Revenue	562	614	626	658
80% adjustment(1)	450	491	500	526

Net loss	(23)	(20)	(3)	(4)
Interest income and expense, net	-	-	-	-
Income tax benefit	(15)	(13)	(2)	(2)
Depreciation and amortization	135	139	126	139
EBITDA(2)	97	106	121	133
80% adjustment(1)	78	85	97	106

EchoStar Technologies
Revenue	1,627	1,298	1,218	1,280
EBITDA(3)	155	107	85	94

(1) HRG numbers are adjusted to 80% to reflect the percentage of economic interest of HRG held by DISH.
(2) HRG EBITDA is defined as “Net loss” excluding “Interest income and expense, net” “Income tax benefit,” and “Depreciation and amortization.” EBITDA is not a measure determined in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes EBITDA provides meaningful supplemental information regarding the underlying operating performance of our business. Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.
(3) EchoStar Technologies EBITDA is defined as Net income excluding “Interest income and expense, net” “Income tax provision,” and “Depreciation and amortization.” EBITDA is the primary measure of segment profitability for our EchoStar Technologies segment as reported to our CODM as defined under ASC 280.

EchoStar XIX

In December 2016, we launched our EchoStar XIX satellite, a next-generation, high throughput geostationary satellite, which will provide significant capacity for continued subscriber growth and is expected to result in a material increase in subscriber additions beginning in the second quarter of 2017. The EchoStar XIX satellite employs a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the Hughes broadband services to our customers in North America and added capacity in Mexico, Brazil and certain other Latin American countries.  The EchoStar XIX satellite will also add capability for aeronautical, enterprise and international broadband services. Capital expenditures associated with the construction and launch of the EchoStar XIX satellite have been incurred by EchoStar, which intends to contribute the satellite to its Hughes segment in February 2017.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Exhibit 99.2 may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed with the Securities and Exchange Commission (the "SEC") and in the other documents EchoStar files with the SEC from time to time.  The forward-looking statements speak only as of the date made, and EchoStar Corporation expressly disclaims any obligation to update these forward-looking statements.